Exhibit 99.2

P.O. Box 25099 • Richmond, VA 23260 • Phone: (804) 359-9311 • Fax: (804) 254-3594

PRESS RELEASE

CONTACT:	Karen M. L. Whelan	RELEASE:	4:00 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3594
Email: investor@universalleaf.com

Universal Corporation Announces Annual Results

Richmond, VA, May 22, 2008 / PRNEWSWIRE

George C. Freeman, III, President and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced strong results for the fiscal year that ended on March 31, 2008, despite a decline in fourth quarter results that was due in large part to earlier shipments this year that benefited the first three fiscal quarters. Income from continuing operations and net income for the fourth quarter of fiscal year 2008, which ended on March 31, 2008, was $9.9 million, or $0.23 per diluted share. Last year’s results from continuing operations for the same quarter were $21.1 million, or $0.65 per diluted share. Results were significantly lower than last year’s fourth quarter because of timing differences, as several regions completed their annual shipments earlier than last year. Fourth quarter earnings for fiscal year 2008 included about $9.6 million ($0.21 per diluted share) in restructuring costs, that included employee separation expense and pension curtailment losses on certain small defined benefit plans. Last year’s fourth quarter results included impairment charges of about $15.1 million ($0.17 per diluted share), primarily related to the Company’s decision to end its direct involvement in its African flue-cured growing projects. Revenues declined by $37 million to $467 million principally due to the change in shipment timing. Net income for last year’s quarter, which included discontinued operations, totaled $19.5 million, or $0.59 per diluted share.

For the fiscal year ended March 31, 2008, results from continuing operations showed a marked improvement over the prior year, reflecting better results in most reportable segments, reduced net interest cost, and a lower effective tax rate. Income from continuing operations was $119.3 million, or $3.71 per diluted share, including the effect of $12.9 million ($0.25 per diluted share) in restructuring costs recognized throughout the fiscal year. Those charges included employee separation costs related to rationalizing operations in or related to Africa and Canada, as well as the pension curtailment losses recognized in the fourth quarter. For fiscal year 2007, the Company reported income from continuing operations of $80.4 million, or $2.52 per diluted share, including restructuring and impairment charges of $31 million ($0.93 per diluted share), primarily related to the value of Company-managed farming operations in Africa and other long-lived assets. Revenues for fiscal year 2008 increased by 6%, to $2.1 billion. Net income for the fiscal year, which includes results from discontinued operations, was $119.2 million, or $3.70 per diluted share, compared to $44.4 million, or $1.13 per diluted share, last year.

Mr. Freeman noted, “We are very pleased with our performance in fiscal year 2008, despite the lower fourth quarter results. We had anticipated many of the factors that affected the quarter. As we noted throughout the year, our previous quarters reflected income from earlier shipments. When we

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Universal Corporation

entered fiscal year 2008, we knew that we would be facing headwinds from smaller African burley crops and the reduction of the crop size in Canada. In addition, we recognized that comparisons would be negatively affected by the one-time sales of old crop burley in the United States and a Brazilian tax recovery in fiscal year 2007. More importantly, we also knew that it would take time and hard work to restore our profitability to former levels in each region. I am very encouraged at the progress we have made. We have weathered the smaller burley crops in Malawi and Mozambique, and we have continued to reduce our net debt levels and strengthen our balance sheet, as our efforts to improve cash flow have been successful.

“There is plenty of hard work in front of us. In the coming year, flue-cured crops should be adequate to meet demand, but available inventory has reached historic lows. We expect burley crops to be larger, but overall supply is still below demand with dealer uncommitted inventories at extremely low levels. Inventories in our African operations are currently very low as well, so the carryover shipments that we saw in the early part of fiscal year 2008 will not take place in fiscal year 2009. Farmer leaf production costs, and therefore the prices we pay for green tobacco, are increasing with the price of most other agricultural products. So we will continue to face higher costs in most of the major producing areas of the world. The weak U.S. dollar continues to exacerbate this trend in many areas. Although a variety of external and macro-economic factors are currently challenging us, we will work to ensure that our customers get the tobacco that they need and to deliver strong results to our shareholders.

“I would also like to salute Allen King’s many years of contribution to Universal’s growth and prosperity. During his tenure at the head of the Company, we experienced great change through the consolidation of our competition and our customers, and our refocus on our core tobacco business. He led us through these changes, and as our annual results show, we are a stronger company today. We have been enriched by his leadership over the years and wish him well in retirement.”

Results for Reportable Operating Segments

Flue-cured and burley operations earned $11.7 million in the fourth fiscal quarter, compared to last year’s performance of $38.4 million. Operating income for the North America segment improved by $3 million, or 22%, despite the absence of sales of old crop burley that benefited the prior year. The improvement reflected higher volumes shipped and processed during the period. These factors also caused a 20% increase in North American revenues over last year, to $114 million. The Other Regions segment reported a loss of $4 million for the quarter, primarily due to lower volumes. Shipments of the smaller African crops were completed earlier in fiscal year 2008 than last year as were shipments of South American, European, and Asian tobaccos. In addition, South American operations realized a $6 million gain on the sale of surplus timberland and an $8 million reduction of a valuation allowance for a Brazilian VAT tax. Those two benefits more than compensated for the $12 million incremental effect of an additional bad debt provision for farmer receivables there. Although African operations benefited from lower charges for farmer bad debts and inventory valuation, fourth quarter volumes were substantially lower as most of the shipments of this year’s smaller crops from Mozambique and Malawi were completed earlier in the year. The Company also accrued an $8 million charge for an obligation established by recent Malawi court rulings that require employers to provide severance benefits in addition to company-sponsored pension benefits in employment termination situations. Revenues for the Other Regions segment were $239 million, which represented a decrease of $58 million related primarily to shipment timing.

For the year ended March 31, 2008, flue-cured and burley operations earned $178 million, up $6 million from last year. Results of the North America segment declined by $6 million, reflecting the

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Universal Corporation

absence of last year’s sales of old crop burley and gains on asset sales. The effect of those one-time items was partially offset by higher volumes and margins from normal operations in fiscal year 2008. North America revenues decreased by $13 million, or 4%, primarily due to last year’s U.S. old crop burley sales. Normal operating volumes in the United States increased over last year. The results of the Other Regions segment increased by $12 million, primarily due to increased volumes shipped from Europe and Asia, as well as the recognition of previously deferred income on volumes supplied to the Special Services group. However, in Africa the smaller crops in Malawi and Mozambique not only reduced volumes but also increased purchasing and processing unit costs in that region, outweighing the benefits of lower charges for farmer bad debts and inventory valuation this year. The $8 million charge for statutory severance benefits in Malawi also reduced results in this segment. Finally, South American results continued to be strong as currency transaction and remeasurement gains mitigated the higher green tobacco and operating costs caused by the weak U.S. dollar. During the year, the gain on the sale of timberland and the benefit from the reduction of the valuation allowance against recoverable Brazilian VAT taxes provided positive comparisons in the region. However, $8 million in additional bad debt provisions against farmer receivables this year and the absence of last year’s $8.5 million benefit from the resolution of a revenue tax case more than offset those items. Total provisions for farmer bad debts for Africa and South America last year were $32 million and inventory valuation adjustments were $13 million. Current year amounts were $22 million and $3 million, respectively. Revenues of the Other Regions segment for the year increased by 7%, primarily due to higher sales prices in South America and Europe, where the Company experienced increased farmer prices and strong local currencies, and higher volumes in Europe and Asia.

The Other Tobacco Operations segment also showed substantial improvement for the fiscal year, but declined in the fourth quarter. The fiscal year improvement was due to the acceleration of shipments by the Special Services group to wind down most of its business that is being absorbed by regional operations. Dark tobacco operations were down only slightly in the quarter, but their comparison for the year was affected by higher volumes last year due to shipment timing and very strong Indonesian wrapper sales. Results for the oriental tobacco joint venture declined for both the quarter and the year, primarily due to significant currency remeasurement losses related to assets denominated in Turkish lira and U.S. dollars. The venture’s functional currency is the euro, and both currencies weakened against the euro this year. Revenues for this segment increased by $2.0 million in the quarter and $59 million in the fiscal year as the Special Services group shipments occurred in the second and third quarters.

Other Items

Interest income for the year increased by $6.3 million to $17 million on larger average balances invested, which more than offset the effect of falling interest rates. Interest expense fell by nearly $12 million to $42 million due to the full year impact of debt reduction completed in fiscal year 2007 and lower interest rates.

The consolidated effective income tax rates for continuing operations for the three and twelve months ended March 31, 2008, were approximately 12% and 35%, respectively. The rate for the quarter is substantially lower than the 35% U.S. marginal corporate tax rate due primarily to a change in the Company’s U.S. tax position due to higher U.S. income and a lower effective tax rate in Brazil, principally due to a prolonged period of strengthening of the local currency combined with sales of old crop inventories. Last year’s rates were much higher than the statutory rate at 54% and 45% for the quarter and fiscal year, respectively. The higher rate was primarily due to excess foreign taxes in countries where the tax rate exceeds the U.S. tax rate, low tax benefits provided on a foreign subsidiary with an operating loss, high state income taxes due to improved earnings in the United States, and a limited income tax benefit provided on losses in Zambia.

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Universal Corporation

The loss from discontinued operations in the fiscal year 2008 was inconsequential. For the fiscal year ended March 31, 2007, the loss from discontinued operations was $36 million, or $1.39 per diluted share. Results from discontinued operations for that year reflected the operating results and estimated effects of selling the Company’s non-tobacco businesses, the largest part of which occurred in the second fiscal quarter of fiscal year 2007. During that quarter, Universal completed the sale of the non-tobacco businesses managed by its wholly owned subsidiary, Deli Universal Inc. The Company’s financial statements now report the results and financial position of those businesses as discontinued operations for all periods.

Additional information

This information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties and other factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007 and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the year ended March 31, 2007.

At 5:00 p.m. (Eastern Time) today, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site for three months. A taped replay of the call will also be available until August 4, 2008 by dialing (800) 642-1687. The confirmation number to access the replay is 48653749.

Headquartered in Richmond, Virginia, Universal Corporation is one of the world’s leading tobacco merchants and processors and conducts business in more than 35 countries. Its revenues from continuing operations for the fiscal year ended March 31, 2008, were $2.1 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands of dollars, except per share data)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Sales and other operating revenues	$467,181	$504,485	$2,145,822	$2,007,272
Costs and expenses
Cost of goods sold	390,972	416,229	1,715,724	1,563,522
Selling, general and administrative expenses	60,125	44,632	225,670	249,269
Restructuring and impairment costs	9,611	15,082	12,915	30,890

Operating income	6,473	28,542	191,513	163,591
Equity in pretax earnings of unconsolidated affiliates	6,269	8,933	13,500	14,235
Interest income	3,861	3,657	17,178	10,845
Interest expense	9,634	11,833	41,908	53,794

Income before income taxes and other items	6,969	29,299	180,283	134,877
Income taxes	862	15,923	63,799	61,126
Minority interests, net of income taxes	(3,791)	(7,745)	(2,817)	(6,660)

Income from continuing operations	9,898	21,121	119,301	80,411
Loss from discontinued operations, net of income taxes	—	(1,605)	(145)	(36,059)

Net income	$9,898	$19,516	$119,156	$44,352
Dividends on convertible perpetual preferred stock	(3,713)	(3,712)	(14,850)	(14,685)

Earnings available to common shareholders	$6,185	$15,804	$104,306	$29,667

Earnings (loss) per common share:
Basic:
From continuing operations	$0.23	$0.66	$3.83	$2.53
From discontinued operations	—	(0.06)	(0.01)	(1.39)

Net income	$0.23	$0.60	$3.82	$1.14

Diluted:
From continuing operations	$0.23	$0.65	$3.71	$2.52
From discontinued operations	—	(0.06)	(0.01)	(1.39)

Net income	$0.23	$0.59	$3.70	$1.13

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	March 31, 2008	March 31, 2007
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$186,070	$358,236
Short-term investments	58,889	—
Accounts receivable, net	231,107	261,106
Advances to suppliers, net	149,376	113,396
Accounts receivable—unconsolidated affiliates	43,718	37,290
Inventories—at lower of cost or market:
Tobacco	602,945	595,901
Other	42,562	40,577
Prepaid income taxes	17,696	8,760
Deferred income taxes	22,737	25,182
Other current assets	61,960	62,480
Current assets of discontinued operations	—	42,437

Total current assets	1,417,060	1,545,365
Property, plant and equipment
Land	16,460	16,640
Buildings	254,737	241,410
Machinery and equipment	519,695	512,586

	790,892	770,636
Less accumulated depreciation	(456,059)	(410,478)

	334,833	360,158
Other assets
Goodwill and other intangibles	106,647	104,284
Investments in unconsolidated affiliates	116,185	104,316
Deferred income taxes	49,632	81,003
Other noncurrent assets	109,755	133,696

	382,219	423,299

Total assets	$2,134,112	$2,328,822

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	March 31, 2008	March 31, 2007
	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$126,229	$131,159
Accounts payable and accrued expenses	210,354	220,181
Accounts payable—unconsolidated affiliates	10,343	644
Customer advances and deposits	21,030	133,608
Accrued compensation	25,484	18,519
Income taxes payable	8,886	11,549
Current portion of long-term obligations	—	164,000
Current liabilities of discontinued operations	—	13,314

Total current liabilities	402,326	692,974
Long-term obligations	402,942	398,952
Pensions and other postretirement benefits	88,278	100,004
Other long-term liabilities	84,958	70,528
Deferred income taxes	36,795	29,809

Total liabilities	1,015,299	1,292,267
Minority interests	3,182	5,822

Shareholders’ equity
Series B 6.75% Convertible Perpetual Preferred Stock, no par value, 5,000,000 shares authorized, 219,999 shares issued and outstanding (220,000 at March 31, 2007)	.213,023	213,024
Common stock, no par value, 100,000,000 shares authorized, 27,162,150 shares issued and outstanding (25,948,599 at March 31, 2007)	206,436	176,453
Retained earnings	711,655	682,232
Accumulated other comprehensive loss	(15,483)	(40,976)

Total shareholders’ equity	1,115,631	1,030,733

Total liabilities and shareholders’ equity	$2,134,112	$2,328,822

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

	Fiscal Year Ended March 31,
	2008	2007
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES OF CONTINUING OPERATIONS:
Net income	$119,156	$44,352
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Net loss (income) from discontinued operations	145	36,059
Depreciation	41,383	46,423
Amortization	1,857	1,882
Provisions for losses on advances to suppliers	22,323	31,822
Restructuring and impairment costs	12,915	30,890
Other, net	7,593	(1,546)
Changes in operating assets and liabilities, net	(114,800)	56,052

Net cash provided by operating activities of continuing operations	90,572	245,934

CASH FLOWS FROM INVESTING ACTIVITIES OF CONTINUING OPERATIONS:
Purchase of property, plant and equipment	(27,704)	(25,178)
Purchase of short-term investments	(58,889)	—
Proceeds from sale of businesses, less cash of businesses sold	26,556	385,545
Proceeds from sale of property, plant, and equipment and other	23,206	7,302
Other	12,846	—

Net cash provided (used) by investing activities of continuing operations	(23,985)	367,669

CASH FLOWS FROM FINANCING ACTIVITIES OF CONTINUING OPERATIONS:
Repayment of short-term debt, net	(19,957)	(140,406)
Repayment of long-term debt	(164,000)	(208,530)
Issuance of convertible perpetual preferred stock, net of issuance costs	—	19,478
Issuance of common stock	24,372	50,958
Repurchase of common stock	(16,700)	—
Dividends paid on convertible perpetual preferred stock	(14,850)	(14,685)
Dividends paid on common stock	(48,602)	(45,423)
Other	(981)	(1,067)

Net cash used by financing activities of continuing operations	(240,718)	(339,675)

Net cash provided by continuing operations	(174,131)	273,928

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash provided by operating activities of discontinued operations	6,495	50,477
Net cash used by investing activities of discontinued operations	(17)	(9,589)
Net cash used by financing activities of discontinued operations	(4,957)	(23,068)

Net cash provided by discontinued operations	1,521	17,820

Effect of exchange rate changes on cash	205	95

Net increase (decrease) in cash and cash equivalents	(172,405)	291,843
Cash and cash equivalents of continuing operations at beginning of year	358,236	62,486
Cash and cash equivalents of discontinued operations at beginning of year	239	4,146
Less: Cash and cash equivalents of discontinued operations at end of year	—	239

Cash and cash equivalents at end of year	$186,070	$358,236

Significant non-cash items from investing activities of continuing operations for the year ended March 31, 2007, included the buyer's assumption of $153,560 of notes payable and overdrafts with the sale of businesses.

See accompanying notes.

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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (“Universal” or the “Company”), is one of the world’s leading leaf tobacco merchants and processors. The Company previously had operations in lumber and building products and in agri-products. The lumber and building products businesses, along with a portion of the agri-products operations, were sold on September 1, 2006. In December 2006, the Company adopted a plan to sell the remaining agri-products operations. One of those agri-products businesses was sold in January 2007, another was sold in May 2007, and the assets of the remaining business were sold in October 2007. The lumber and building products operations and the agri-products operations are reported as discontinued operations for all periods in the accompanying financial statements.

Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to the current year presentation. This Form 10-Q should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007. The Company expects to file its Annual Report on Form 10-K for the fiscal year ended March 31, 2008, on or before May 30, 2008.

NOTE 2. GUARANTEES AND OTHER CONTINGENT LIABILITIES

Guarantees of bank loans to growers for crop financing and construction of curing barns or other tobacco producing assets are industry practice in Brazil and support the farmers’ production of tobacco there. At March 31, 2008, the Company’s total exposure under guarantees issued by its operating subsidiary in Brazil for banking facilities of farmers in that country was approximately $218 million. About 70% of these guarantees expire within one year, and nearly all of the remainder expire within five years. The subsidiary withholds payments due to the farmers on delivery of tobacco and forwards those payments to the third-party banks. Failure of farmers to deliver sufficient quantities of tobacco to the subsidiary to cover their obligations to third-party banks could result in a liability for the subsidiary under the related guarantee; however, in that case, the subsidiary would have recourse against the farmers. The maximum potential amount of future payments that the Company’s subsidiary could be required to make as of March 31, 2008, was the face amount, $218 million, plus any unpaid accrued interest ($203 million plus unpaid accrued interest as of March 31, 2007). The fair value liability recorded for the guarantees was approximately $13 million and $10 million at March 31, 2008 and 2007, respectively. In addition to these guarantees, the Company has other contingent liabilities totaling approximately $59 million, primarily related to a bank guarantee that bonds an appeal of a 2006 fine in the European Union.

Various subsidiaries of the Company are involved in litigation incidental to their business activities. While the outcome of these matters cannot be predicted with certainty, management is vigorously defending the claims and does not currently expect that any of them will have a material adverse effect on the Company’s financial position. However, should one or more of these matters be resolved in a manner adverse to management’s current expectation, the effect on the Company’s results of operations for a particular fiscal reporting period could be material.

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Universal Corporation

NOTE 3. EARNINGS PER SHARE

The following table sets forth the computation of earnings per share for the three months and fiscal years ended March 31, 2008 and 2007.

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2008	2007	2008	2007
(In thousands, except per share data)
Basic Earnings (Loss) Per Share
Numerator for basic earnings (loss) per share
From continuing operations:
Income from continuing operations	$9,898	$21,121	$119,301	$80,411
Less: Dividends on convertible perpetual preferred stock	(3,713)	(3,712)	(14,850)	(14,685)

Earnings available to common shareholders from continuing operations	6,185	17,409	104,451	65,726

From discontinued operations:
Earnings (loss) available to common shareholders from discontinued operations	—	(1,605)	(145)	(36,059)

Net income available to common shareholders	$6,185	$15,804	$104,306	$29,667

Denominator for basic earnings (loss) per share
Weighted average shares outstanding	27,196	26,427	27,263	25,935

Basic earnings (loss) per share:
From continuing operations	$0.23	$0.66	$3.83	$2.53
From discontinued operations	—	(0.06)	(0.01)	(1.39)

Net income per share	$0.23	$0.60	$3.82	$1.14

Diluted Earnings (Loss) Per Share
Numerator for diluted earnings (loss) per share
From continuing operations:
Earnings available to common shareholders from continuing operations	$6,185	$17,409	$104,451	$65,726
Add: Dividends on convertible perpetual preferred stock (if conversion assumed)	—	—	14,850	—

Earnings (loss) available to common shareholders from continuing operations for calculation of diluted earnings (loss) per share	6,185	17,409	119,301	65,726
From discontinued operations:
Earnings (loss) available to common shareholders from discontinued operations	—	(1,605)	(145)	(36,059)

Net income available to common shareholders	$6,185	$15,804	$119,156	$29,667

Denominator for diluted earnings (loss) per share:
Weighted average shares outstanding	27,196	26,427	27,263	25,935
Effect of dilutive securities (if conversion or exercise assumed)
Convertible perpetual preferred stock	—	—	4,711	—
Employee share-based awards	204	254	212	115

Denominator for diluted earnings (loss) per share	27,400	26,681	32,186	26,050

Diluted earnings (loss) per share:
From continuing operations	$0.23	$0.65	$3.71	$2.52
From discontinued operations	—	(0.06)	(0.01)	(1.39)

Net income per share	$0.23	$0.59	$3.70	$1.13

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Universal Corporation

NOTE 4. SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although some components of the business are evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income after allocated overhead expenses (excluding significant non-recurring charges or credits), plus equity in pretax earnings of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income were as follows:

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2008	2007	2008	2007
(in thousands of dollars)
SALES AND OTHER OPERATING REVENUES
Flue-cured and burley leaf tobacco operations:
North America	$114,166	$95,437	$336,170	$348,926
Other regions (1)	238,956	297,294	1,485,304	1,393,223

Subtotal	353,122	392,731	1,821,474	1,742,149
Other tobacco operations (2)	114,059	111,754	324,348	265,123

Consolidated sales and other operating revenues	$467,181	$504,485	$2,145,822	$2,007,272

OPERATING INCOME (LOSS)
Flue-cured and burley leaf tobacco operations:
North America	$16,015	$13,107	$34,379	$40,276
Other regions (1)	(4,339)	25,321	143,589	131,841

Subtotal	11,676	38,428	177,968	172,117
Other tobacco operations (2)	10,677	14,129	39,960	36,599

Segment operating income	22,353	52,557	217,928	208,716

Less:
Equity in pretax earnings of unconsolidated affiliates (3)	6,269	8,933	13,500	14,235
Restructuring and impairment costs (4)	9,611	15,082	12,915	30,890

Consolidated operating income	$6,473	$28,542	$191,513	$163,591

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.
(2)	Includes Dark Air-Cured, Special Services and Oriental, as well as inter-company eliminations. Oriental does not contribute significantly to the reported amounts for sales and other operating revenues because its financial results consist principally of equity in the pretax earnings of an unconsolidated affiliate.
(3)	Item is included in segment operating income, but not included in consolidated operating income.
(4)	Item is not included in segment operating income, but is included in consolidated operating income.

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